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                                                                    Exhibit 99.1

                         [STURM, RUGER & CO.,INC.LOGO]

                         SOUTHPORT, CONNECTICUT 06890 U.S.A.


                                                    July 27, 2004

                                                    FOR IMMEDIATE RELEASE
                                                    ---------------------

Contact:

        Mr. Thomas A. Dineen
        Treasurer and Chief Financial Officer
        Sturm, Ruger & Company, Inc.
        (203) 259-7843


                     STURM, RUGER & COMPANY, INC. DECLARES
                               QUARTERLY DIVIDEND

     SOUTHPORT, CONNECTICUT, July 27 - Sturm, Ruger & Company, Inc. (NYSE: RGR) announced today that its Board of Directors voted to declare a quarterly dividend of $0.10 per share on the Company's issued and outstanding shares of common stock. This cash dividend will be paid on September 15, 2004 to stockholders of record as of September 1, 2004. This will permit the Company to continue the modernization of manufacturing processes upon which many of its newly-announced products depend.

     "This year has seen the Company introduce an unprecedented number of new products," commented Chairman William B. Ruger, Jr., "and more are planned before year's end. Production of new and improved products utilizing new and more efficient processes necessarily begins at a slower pace than usual, and this has led to an erosion of our margins. This is why our operations netted a $0.02 loss in the second quarter, even as sales increased slightly," he continued.

     "Under these circumstances, we felt it fiscally prudent to decrease the dividend rate in order to give us the operational flexibility to ameliorate what we believe to be a temporary situation which should improve. We trust our shareholders will understand, and urge them to closely watch our future progress," he concluded.


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Sturm, Ruger Dividend page 2


     Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company is the nation's leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings components for consumer industries. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.